Exhibit 10.2

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
2004 DEFERRED COMPENSATION PLAN
FOR DIRECTORS AND SELECT EMPLOYEES

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
2004 DEFERRED COMPENSATION PLAN
FOR DIRECTORS AND SELECT EMPLOYEES

(i)

(ii)

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
2004 DEFERRED COMPENSATION PLAN
FOR DIRECTORS AND SELECT EMPLOYEES
     Range Resources Corporation, a Delaware corporation (“Company”), hereby amends and restates the Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees (“Plan”), which was established effective December 28, 2004. The Plan covers certain employees of the Employers and the non-employee directors of the Company.
1. PURPOSE
     The primary purpose of the Plan is to provide deferred compensation to a select group of management and highly compensated employees of the Employers and to Directors through an unfunded “top hat” arrangement exempt from the fiduciary, funding, vesting, and plan termination insurance provisions of Title I and Title IV of ERISA. More specifically, the Employers have adopted this Plan primarily to provide Employees with the opportunity to defer Compensation and to be credited with the Company Contributions they are unable to defer or receive under the Company’s Qualified Plan, because of limits imposed by Sections 401(a)(4), 401(k), 401(m) and 402(g) of the Code on plans to which those sections of the Code apply. This Plan was also established to comply with Section 409A of the Code. Prior to its adoption of the Plan, the Company maintained the Amended and Restated Deferred Compensation Plan for Directors and Select Employees and the Great Lakes Energy Partners, LLC Executive Nonqualified Excess Plan (together, the “Prior Plans”), which did not comply with Section 409A of the Code. Accordingly, the Prior Plans were “frozen” as of December 31, 2004 and all balances under the Prior Plans that were not vested at December 31, 2004 were “spunoff” and transferred to this Plan as of December 31, 2004, subject to the distribution and investment elections then in effect with respect to such balances under the Prior Plans.
2. DEFINITIONS AND CAPITALIZED TERMS
     The capitalized terms, set forth in alphabetical order defined below, are used throughout the Plan.
     (a) “Account” refers to the bookkeeping entries established and maintained by the Plan Administrator for the purpose of recording (i) the amounts of Compensation deferred by a Participant and Company Contributions made by an Employer under this Plan or spunoff to this Plan from the Prior Plans, (ii) any interest, earnings or losses with respect to those amounts, and (iii) any distributions to a Participant or Beneficiary. An Account shall also refer to any bookkeeping entry that is separately maintained on a class (vintage) year vesting basis.
     (b) “Affiliate” refers to an entity of which 50% or more of the ownership interest is owned, directly or indirectly, by the Company and/or an affiliate(s) of the Company.

     (c) “Beneficiary” refers to the person or entity selected to receive any portion of a Participant’s Account that has not been distributed from the Plan at the time of the Participant’s death. Such designation shall be on a form provided or approved by the Plan Administrator. If a Participant fails to designate a Beneficiary, or no Beneficiary designation is in effect or no designated Beneficiary survives the Participant, payment of benefits shall be made to the following person or persons in the order given: the Participant’s (i) spouse, (ii) descendants, per stirpes, (iii) parents, (iv) brothers and sisters, or (v) estate of the Participant.
     (d) “Board” or “Board of Directors” refers to the Board of Directors of the Company.
     (e) “Cause” means (i) an act or acts of dishonesty by a Participant constituting a felony under applicable law and/or (ii) any act resulting or intending to result, directly or indirectly, in gain to or personal enrichment of the Participant at the Company’s or an Affiliate’s expense. For purposes of the Plan, a Participant shall be deemed to be terminated for Cause upon a determination by the Board that the Participant has engaged in conduct constituting Cause as provided above.
     (f) “Change in Control” means a “change of control event” as such term is defined in the Treasury Regulations under Section 409A of the Code and, shall also include, for purposes of vesting in Company Contributions, a Change in Control as defined in the Range Resources Corporation Executive Change in Control Severance Benefit Plan, as amended from time to time.
     (g) “Code” refers to the Internal Revenue Code of 1986.
     (h) “Committee” refers to the Compensation Committee of the Board.
     (i) “Company” or “Corporation” refers to Range Resources Corporation.
     (j) “Company Contributions” refers to amounts described in Section 5.5(a) below.
     (k) “Compensation” refers, for purposes of elective deferrals by a Participant, to an Employee’s base salary and bonuses, and to a Director’s annual cash retainer, stock compensation and meeting fees, payable by an Employer for services rendered after an Employee or Director first becomes eligible to participate in the Plan and during the period through which such participation continues.
     (l) “Director” refers to a non-employee member of the Board of Directors.
     (m) “Disabled” or “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer or (iii) is determined to be disabled by the Committee, in its discretion.
     (n) “Effective Date” of this amendment and restatement of the Plan is December 31, 2008.
     (o) “Employee” refers to any employee, within the meaning of Section 3121(d) of the Code, of an Employer who, for purposes of ERISA, is highly compensated or a member of a select group of management and is designated by the Committee to participate in this Plan. The Committee shall determine whether an employee is highly compensated. Where the Committee considers appropriate in applying the provisions of this Plan, the term Employee shall include only persons who are Participants under the Plan.
     (p) “Employer” refers to the Company and any Affiliate that the Committee has designated as a participating company. Where appropriate in applying the provisions of the Plan, the term Employer shall mean only the Company.
     (q) “ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended from time to time.
     (r) “Hardship” refers to a Participant’s severe financial hardship resulting from (i) an accident or illness of the Participant or his or her spouse, beneficiary or dependent, (ii) loss of the Participant’s property as a result of a casualty or (iii) any other similar extraordinary, unforeseeable circumstances attributable to forces beyond the Participant’s control, as provided in Treasury Regulation Section 1.409A-3(i)(3). In general, but without limitation, the Plan Administrator shall approve a Hardship withdrawal from a Participant’s Account if the withdrawal does not exceed the amount needed to pay for the Hardship.
     (s) “Participant” refers to (i) an eligible Employee or Director who elects to defer under the Plan part or all of his or her Compensation payable during the current Plan Year or receives a nonelective Company Contribution during the current Plan Year and (ii) a current or former eligible Employee or Director who continues to have an Account under the Plan, as the context requires.
     (t) “Plan Administrator” refers to the person, persons or entity designated by the Company to administer the Plan. If no such person or entity is serving as Plan Administrator, the Company shall be Plan Administer.
     (u) “Plan Year” refers to the calendar year.
     (v) “Qualified Plan” refers to the Employer’s tax qualified individual account cash or deferred compensation plan subject to the limits imposed by Code Sections 401(a)(4), 401(k), 401(m), 402(g) and 415.
     (w) “Termination of Employment” refers to a Director ceasing to serve as a member of the Board or an Employee’s (i) separation from service with the Employers and all Affiliates,

(ii) refusal or failure to return to work within three working days after the date requested by the Employer or Affiliate, or (iii) failure to return to work at the conclusion of a leave of absence; provided, however, in all instances such Termination of Employment must also qualify as a “separation from service” for purposes of Section 409A and the regulations thereunder. This definition does not imply retirement from service.
     (x) “Trust” refers to a rabbi trust intended to satisfy the requirements of Revenue Procedures 92-64 and 92-65 of which a financial institution selected by the Company serves as trustee. The term “Trustee” shall include such financial institution and any successor Trustee under the Trust instrument.
3. ELIGIBILITY
     The Committee may, from time to time, designate by name, class, pay grade or otherwise those Employees who are eligible to participate in the Plan for one or more Plan Years and the date upon which each such Employee’s participation may commence. Directors automatically shall be eligible to participate. All designated Employees and Directors shall be notified by the Committee or the Plan Administrator of their eligibility to participate. An Employee or Director who receives an In-Service Withdrawal from the Plan under Section 7.2(a) shall not be eligible to participate in the Plan during the remainder of the Plan Year of the withdrawal and the immediately following Plan Year. An Employee’s or Director’s eligibility to participate in the Plan does not confer upon the Employee or Director any right to any award, bonus or other remuneration of any kind.
4. DEFERRAL OF COMPENSATION
     4.1 Election to Defer
          Any Director or eligible Employee may elect to defer a percentage or dollar amount of one or more payments of Compensation for the next succeeding Plan Year, on such terms as the Plan Administrator may permit, by completing an Election of Deferral form and filing it with the Plan Administrator prior to the first day of such succeeding Plan Year (or any such earlier date as the Plan Administrator may prescribe), provided that an individual who first becomes a Director or an eligible Employee during a Plan Year may, by completing an Election of Deferral form and filing it with the Plan Administrator within 30 days of the date such individual first becomes a Director or an eligible Employee, elect to defer a percentage or dollar amount of one or more payments of Compensation for the Plan Year in which such individual first becomes a Director or an eligible Employee, on such terms as the Plan Administrator may permit, which are payable to such individual after the date upon which the individual files the Election of Deferral form. Such Election of Deferral forms may provide a separate deferral election for bonuses and for base salary. An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply only to that Plan Year and only to Compensation for services rendered during that Plan Year and after the effective date of the election for that Plan Year. A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and the amount deferred hereunder shall be paid by the Employer to the Trust and credited to the Participant’s Accounts, both as soon as administratively reasonable.
     4.2 Date of Deferral
          An eligible Employee or Director must submit his or her Election of Deferral form to the Plan Administrator no later than the last day of the deferral election period. The last day of the deferral election period shall be the last day preceding the calendar year in which the eligible Employee or Director will render the services for which he or she will receive any part of the Compensation payable to the Employee or Director during that year; provided, however, with respect to the first year in which the Employee or Director first becomes eligible to participate in the Plan, the Employee or Director may make his or her election within the first 30 days after the date the Employee or Director first becomes eligible to participate to be effective as of the date following such election.
     4.3 Multiple Elections
          An election to defer Compensation shall be effective on the date an eligible Employee or Director delivers a completed Election of Deferral form to the Plan Administrator; provided, however, that, if the eligible Employee or Director delivers another properly completed Election of Deferral form to the Plan Administrator prior to the close of the deferral election period described in Section 4.2, the deferral election on the form bearing the latest date shall control. After the last day of the election period, the controlling election made prior to the close of the period shall be irrevocable.
     4.4 Annual Elections
          In order to electively defer any portion of Compensation earned in any calendar year, an eligible Employee or Director must submit at least one completed deferral election form to the Plan Administrator before the start of that calendar year. If an Employee or Director fails to make such a submission, the Employee or Director will be deemed to have chosen not to electively defer Compensation to the Plan for that Plan Year.
     4.5 Hardship Adjustments
          After an annual election has taken effect for any Plan Year, a Participant may not increase or decrease the percentage or amount of Compensation to be deferred during that Plan Year, except that a Participant has the option to cease all deferrals under the Plan during the Plan Year if such cessation would relieve the Participant of one or more Hardships without any withdrawals under this Plan.
5. DEFERRED COMPENSATION ACCOUNTS
     5.1 Maintenance of Accounts
          The Plan Administrator shall maintain one or more Accounts with respect to any

Compensation deferred by a Participant under Article 4 above and any Company Contributions made pursuant to Section 5.5 below. If the Compensation deferred or Company Contribution is subject to federal or state employment taxes (e.g., taxes under the Federal Insurance Contributions Act or Federal Unemployment Tax Act), said taxes shall be withheld and deducted from the Participant’s Compensation or Account or as otherwise directed by the Committee. A Participant shall be (i) fully vested at all times in amounts deferred under Article 4 above, as adjusted for any earnings, losses, interest accruals, administrative expenses or distributions as described below, and (ii) vested in Company Contributions as provided in Section 5.5, adjusted for any earnings, losses, interest accruals, administrative expenses or distributions. Accounts for deferrals made for Plan Years prior to 2005 shall be maintained on a class (vintage) year basis and for deferrals for Plan Years after 2004 on a class year or other basis as the Committee may proscribe from time to time.
     5.2 Investment Elections
          In accordance with rules, procedures and options established by the Plan Administrator, a Participant shall have the right to direct the investment of his or her Account. Although the Company shall have the obligation to follow the Participant’s investment directions, the Company, in its sole discretion, may satisfy its obligation from time to time in one or both of the following ways. First, the Company may invest assets allocable to the Participant’s Accounts in the specific investments, in the specific amounts and for the specific periods directed by the Participant; and the Company must credit or charge the Participant’s Accounts with the earnings, gains or losses resulting from such investments. Second, the Company may invest assets allocable to the Participant’s Accounts in any manner, in any amount and for any period of time which the Company in its sole discretion may select; but the Company must credit or charge the Participant’s Accounts with the same earnings, gains or losses that the Participant would have incurred if the Company had invested the assets allocable to the Participant’s Accounts in the specific investments, in the specific amounts and for the specific periods directed by the Participant. A Participant may change his or her investment directions in accordance with procedures established by the Plan Administrator. If the Participant fails to provide any investment directions at a time when the Participant has an interest in the Company’s Qualified Plan, the Plan Administrator may follow the then current investment directions for the Participant‘s interest in the Company’s Qualified Plan. If this Plan is determined to be subject to the fiduciary provisions of Part 4 of Title I of ERISA, this Plan shall be treated as a Plan described in Section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1, in which Plan fiduciaries may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by a Participant or Beneficiary.
     5.3 Investment Earnings or Losses
          Any amounts credited to the Account of a Participant may increase or decrease as a result of the Company’s investment of such amounts during the Plan Year, as described in Section 5.2 above. A ratable share of Plan investment earnings or losses under this Section 5.3 shall be credited to the Account of a Participant, as determined in good faith by the Plan

Administrator. At the sole discretion of the Plan Administrator, for any Plan Year, the Plan Administrator may allocate to the Participant’s Account either (i) the full amount of the Participant’s share of Plan investment earnings or losses or (ii) the full amount of such share reduced for any federal, state or local income or employment tax consequences attributable to such earnings or losses and which are required to be paid currently. If the full amount of such investment earnings or losses are allocated to a Participant’s Account, any federal, state or local income or employment tax consequences attributable to such earnings or losses under this Section 5.3 shall be borne by or inure to the benefit of the Company. The Participant and his or her Beneficiary understand and agree that they assume all risk in connection with any decrease in the value of the Compensation deferred under the Plan and invested in accordance with these Sections 5.2 and 5.3.
     5.4 Investment of Unpaid Balances
          The unpaid balance of all Accounts payable under the Plan shall continue to be credited with the investment earnings or losses described in Sections 5.2 and 5.3.
     5.5 Company Contributions
          (a) Company Contributions
     (i) Apart from elective Compensation deferrals made by the Participant, the Company may make discretionary Company Contributions (subject to such vesting and any other terms specified by the Committee) for any Participant who is an eligible Employee under this Plan as determined by the Committee. Prior to the beginning of the Plan Year with respect to which such Company Contribution is made, a Participant shall designate when such deferred Company Contribution shall be distributable to the Participant (with respect to an Employee who first becomes a Participant as a result of such Company Contribution, such Employee must make a distribution election no later than 30 days after the time of such contribution), but such designated time shall be after the vesting period applicable to such Company Contribution (and with respect to a Company Contribution, the vesting period may not end until a date that is 12 months after the Participant’s election).
     (ii) Such Company Contributions may also include matching contributions, at such rates and with respect to such Participant deferrals as determined by the Committee, in its discretion, each year subject to any vesting provisions as set out in Section 5.5 (c) or any such other terms specified by the Committee.
          (b) Adjustments to Company Contributions
               Once credited to a Participant’s Account under this Plan, the amounts described in this Section 5.5 shall accrue the interest or investment return described in Section 5.2, 5.3, and 5.4 above, and shall be paid in accord with Article 7 below.

          (c) Vesting in Company Contributions
               Unless provided otherwise by the Committee with respect to a Company Contribution, a Participant shall vest in Company Contributions allocated to his or her Account on a class year basis, subject to the following vesting schedule:
          (1) 33-1/3% at the end of the Plan Year for which the Company Contributions are made;
          (2) 33-1/3% at the end of the first Plan Year following the Plan Year for which the Company Contributions are made; and
          (3) 33-1/3% at the end of the second Plan Year following the Plan Year for which the Company Contributions are made.
Additionally, a Participant shall be 100% vested if, prior to his or her Termination of Employment, the Participant attains age 65, dies, becomes Disabled, or a Change in Control occurs. Any portion of a Participant’s Account that has not vested on the date of a Participant’s Termination of Employment automatically shall be forfeited upon such termination. Such forfeitures, and any forfeitures pursuant to Section 5.5(d), shall be retained by the Company and used for Plan administrative expenses or used to reduce the Employer’s future contributions under the Plan.
          (d) Forfeiture for Cause
               If a Participant’s service is terminated by the Company or an Affiliate for Cause, then, notwithstanding any vesting provisions of Section 5.5(c) or elsewhere in the Plan to the contrary, the Participant automatically shall forfeit all amounts credited to his or her Account(s), including all vested amounts, that are attributable to Company Contributions, including all earnings, gains and other income credited thereon, and any such forfeitures shall be disposed of in the manner described in Section 5.5(c).
     5.6 Employer’s General Assets
          All Compensation deferred under the Plan and all amounts credited to a Participant’s Account under the Plan are the general assets of the Employer, and remain subject to the claims of the Employer’s general unsecured creditors, notwithstanding that such amounts are held in an Account for such Participant under a Trust. By electing to participate in the Plan, a Participant agrees, on behalf of the Participant and his or her Beneficiary, that (i) title to any amounts deferred under the Plan or credited to the Participant’s Account remains in the Employer and (ii) neither the Participant nor his or her Beneficiary has any property interests whatsoever in said amounts, except as unsecured general creditors of the Employer.

6. EFFECT ON EMPLOYEE BENEFITS
     Amounts deferred under this Plan or distributed pursuant to the terms of this Plan are not taken into account in the calculation of a Participant’s benefits under any employee pension or welfare benefit program or under any other compensation practice maintained by the Employer, except to the extent provided in such program or practice.
7. PAYMENT OF DEFERRED COMPENSATION ACCOUNTS
     7.1 Election as to Time and Form of Payment
          A Participant shall elect, on the applicable Plan forms, the date on which the vested portion of such Participant’s Account will commence to be paid to the Participant (or his Beneficiary). The commencement and installment payment dates shall be limited to such dates as may be specified by the Plan Administrator on the applicable form. The Participant shall also elect whether the payments will be made in either:
          (a) A single lump-sum payment; or
          (b) Annual installments over a period elected by the Participant of up to 10 years, with the amount of each installment to equal the balance of his or her Account immediately prior to payment of the installment divided by the sum of 1 plus the number of installments remaining. A Participant’s right to a series of installments shall be treated as a right to receive a series of separate payments under Treasury Regulation § 1.409A-2(b)(2)(iii). A Participant may separately elect for payments following his or her death to be made in a single lump sum payment or in installments.
          Such payment election must be made prior to the beginning of the Plan Year for which the deferrals that will be subject to the election will be made and shall continue in effect for deferrals for succeeding Plan Years unless changed by the Participant. Except as provided below, any change will be effective only for Compensation deferrals and Company Contributions made for Plan Years beginning after the date on which the applicable form containing the change is filed with the Plan Administrator and becomes effective. To the extent permitted by the Committee, separate payment elections may be made for separate parts of an Account.
          In the event a Participant fails to make the initial election described in this Section 7.1, any Compensation deferrals made pursuant to Section 4.1 and any Company Contributions attributable to the year with respect to which such election would otherwise have been filed and all such subsequent Compensation deferrals and Company Contributions with respect to which an election is not filed, shall be distributed to the Participant in the form of a single lump sum payment on the 30th day following his or her Termination of Employment.
          A Participant may change the date and form of payment for existing Account balances (or designated portions thereof) by filing with the Plan Administrator, at least one year before payments are otherwise scheduled to commence, a new form specifying a new date of commencement and/or form of benefit payment, provided (i) the payment with respect to such election change is deferred for a period of not less than five years from the date such payment otherwise would have been paid under the then existing election, (ii) the change must not take effect until at least 12 months after it is made and (iii) such change shall become irrevocable on the date that is 12 months prior to the date the payment otherwise would have been made but for the change. If a Participant changes the date of a payment as provided above, then, notwithstanding anything in Section 13(b) or (c) to the contrary, such further deferred amounts may not be accelerated upon a Change in Control or a termination of the Plan.
          Notwithstanding anything herein to the contrary, payments shall be subject to Section 7.9.
     7.2 Withdrawals
          (a) Withdrawals to Meet Hardships
               If at any time following the first anniversary of initial participation in the Plan, a Participant incurs a Hardship, such person may, by written request to the Plan Administrator, request that all or any specified part of his or her vested Account (but not less than $1,000 per withdrawal nor more than the amount necessary to meet such Hardship) be paid to him or her, and such distribution, if approved by the Plan Administrator, shall be made in a lump 30 days following such approval. The Plan Administrator shall have exclusive authority to determine whether to make a Hardship distribution but shall not unreasonably deny a request for such a distribution. The Plan Administrator’s decision shall be final and binding on all parties. Any Hardship withdrawals from an Account shall reduce the amount available for subsequent distributions from the Account.
          (b) Other Withdrawals
               Prior to or after Termination of Employment, a Participant may not withdraw any funds from his or her Account, except the Plan may accelerate the time or schedule of payment to (i) an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) or (ii) to make full distribution of the amount required to be included in income if the Plan fails to meet the requirements of Section 409A.
     7.3 Disability
          Upon the Termination of Employment of a Participant due to his or her Disability, the Plan Administrator shall distribute or begin payment of his or her Account under the Plan, in accordance with the Participant’s distribution election under Section 7.1, subject to Section 7.9.
     7.4 In-Kind Distributions
          All distributions made under the Plan shall be made in cash or in-kind, as elected by the Participant. If a cash distribution is made, the Plan Administrator shall value the property with respect to which the cash distribution is made at its fair market value as reasonably determined by the Plan Administrator. Without limiting the foregoing, publicly traded securities may be valued by the Plan Administrator at the closing price of the security (on the national securities exchange on which it trades) on the date immediately preceding the date of the distribution or at its net liquidation value.
     7.5 Death
          Upon the death of a Participant, the vested portion of such Participant’s Account shall be paid or commence to be paid to the Participant’s Beneficiary, in the form elected by the Participant pursuant to Section 7.1, on the 30th day after notification of such death is received by the Plan Administrator, but in all events by the end of the year in which the Participant dies or within 2 1/2 months after his death, whichever is later. In the event a Participant fails to make the election pursuant to Section 7.1, the vested Account of such Participant shall be distributed to his or her Beneficiary in the form of a single lump sum payment.
     7.6 Withholding and Other Tax Consequences
          From any payments made under this Plan, the Employer shall withhold any taxes or other amounts which federal, state or local law requires the Employer to deduct, withhold and deposit. The Employer’s determination of the type and amount of taxes to be withheld from any payment shall be final and binding on all persons having or claiming to have an interest in this Plan or in any Account under this Plan.
     7.7 Tax Gross-Up Payments
          (a) If, as a result of (a) a Participant’s Termination of Employment on or within 24 months following a Change in Control, (b) the Employer’s amendment of the Plan in connection with a Change in Control or (c) the Employer’s termination of the Plan pursuant to Section 13 in connection with a Change in Control, all or a portion of a Participant’s Account is paid prior to the date the Participant had otherwise elected for such payment under the Plan, the Employer shall pay an additional payment (a “Tax Gross-up Payment”) to the Participant (or his Beneficiary) to compensate such Participant (or his Beneficiary) for all taxes, penalties and interest imposed with respect to the “parachute” portion of the payment. The Tax Gross-up Payment shall be determined by multiplying the amount of the “parachute” portion of the payment by the fraction 1/1-MR, where MR is the sum of (1) the Participant’s (or the Beneficiary’s) maximum income tax rate under section 1(a) of the Code as of the date of payment and (2) the rates of any other taxes (including taxes under Section 4999 of the Code) imposed on the Participant (or the Beneficiary) with respect to the accelerated portion of the payment. Such Tax Gross-up Payment shall be made no later than the due date for such parachute tax amount.
          (b) If a Participant incurs the additional tax pursuant to Section 409A as a result of the administration of the Plan, the Company shall pay such Participant a Tax Gross-up Payment in such amount as necessary to make the Participant “whole” for such 409A tax and the

Tax Gross-up Payment. Such payment shall be made no later than the due date for such 409A tax.
     7.8 Income Tax Obligations
          If a Participant is assessed federal, state or local taxes by reason of, and computed on the basis of, his or her undistributed deferred Compensation or undistributed interest or earnings accrued on his or her Account, the Participant shall notify the Plan Administrator in writing of such assessment and there shall be distributed from the Participant’s Account an amount equal to such tax assessment, together with any interest due and penalties assessed thereupon within 30 days following such notice; provided however, that if the Plan Administrator determines that such assessment is improper, it may request that the Participant contest the assessment, at the expense of the Company (which expense shall include all costs of appeal and litigation, including legal and accounting fees, and any additional interest assessed on the deficiency from and after the date of the Participant’s notice to the Plan Administrator); and during the period such contest is pending, the sums otherwise distributable pursuant to this Section 7.8 shall not be distributed.
     7.9 Section 409A Delay in Payment
          Notwithstanding anything in the Plan to the contrary, Compensation deferred under the Plan may not be distributed earlier than (i) a Termination of Employment, (ii) as permitted by applicable Treasury Regulations or IRS guidance under Section 409A of the Code, with respect to a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, (iii) the termination of the Plan in accordance with Section 409A or (iv) on a specified date or pursuant to a specified schedule elected prior to the deferral, in conformance with the requirements of Section 409A. Further, with respect to a Participant who is a “specified employee” for purposes of Section 409A of the Code, any severance payments to such Participant that would be subject to the additional tax under Section 409A if not deferred as provided under Section 409A(a)(2)(B)(i) shall be deferred until the first business day that is six months after such Participant’s Termination of Employment date or, if earlier, his death, and shall be paid in a lump sum on such delayed date without interest.
     7.10 Transition Period Payment Elections
          Pursuant to IRS Notice 2007-86, a Participant may be given an election by the Committee, in its discretion, on or before December 31, 2008 to change such Participant’s payment election with respect to all or part of one or more of his Accounts to one of the payment elections permitted under Section 7.1 of this Plan and/or may change the timing of the payment previously elected; provided, however, this special transition period election shall apply only to those balances that would not otherwise be payable to the Participant in 2008 and the special election may not cause any amount to be paid to the Participant in 2008 that would not otherwise be payable to him or her in 2008.

8. FUNDING
     All amounts deferred under this Plan remain or become general assets of the Employer. All payments under this Plan shall come from the general assets of the Employer. The amounts credited to an Employee’s Account are not secured by any specific assets of the Employer. This Plan shall not be construed to require the Employer to fund any of the benefits provided hereunder or to establish a trust or purchase an insurance policy or other product for such purpose. The Employer may make such arrangements as it desires to provide for the payment of benefits. Neither an Employee, a Participant nor his or her Beneficiary or estate shall have any rights against the Employer with respect to any portion of any Account under the Plan except as general unsecured creditors. No Employee, Participant, Beneficiary or estate has an interest in any Account under this Plan until the Employee, Participant, Beneficiary or estate actually receives payment from the Account.
9. SUSPENSION OF PAYMENTS UPON COMPANY’S INSOLVENCY
     At all times during the continuance of any trust established in connection with this Plan (“Trust”), if the Plan Administrator determines that the Employer’s financial condition is likely to result in the suspension of benefit payments from the Trust, the Plan Administrator shall advise Participants and Beneficiaries that payments from the Trust shall be suspended during the Employer’s insolvency. If the Trustee subsequently resumes such payments, the Plan Administrator shall advise Participants and Beneficiaries that, if Trust assets are sufficient, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants and Beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made directly by the Employer during any period of discontinuance. No insufficiency of Trust assets shall relieve the Employer of its obligation to make payments when due under the Plan.
10. NON-ALIENATION OF BENEFITS
     The interest of any Employee, Participant or Beneficiary shall not be subject to sale, assignment, transfer, conveyance, hypothecation, encumbrance, garnishment, attachment, anticipation, pledge, alienation or other disposition prior to actual distribution from the Plan; and any attempt to effect such disposition shall be void. No portion of any Account shall, prior to receipt thereof, be subject to the debts, contracts, liabilities, or engagements of any Employee, Participant or Beneficiary. Nothing in the preceding sentence shall prohibit the Employer from recovering from an Employee, Participant or Beneficiary any payments to which he or she was not entitled under the Plan.
11. LIMITATION OF RIGHTS
     Nothing in this Plan document or in any related instrument shall cause this Plan to be treated as a contract of employment within the meaning of the Federal Arbitration Act, 9 U.S.C. 1 et seq., or shall be construed as evidence of any agreement or understanding, express or implied, that the Employer (a) will employ any person in any particular position or level of Compensation, (b) will offer any person initial or continued participation or awards in any commission, bonus or other compensation program, or (c) will continue any person’s employment with the Employer.
12. NOTICE UNDER WARN
     Any amounts paid (i) to any Employee under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or under any other laws regarding termination of employment, or (ii) to any third party for the benefit of said Employee or for the benefit of his or her dependents shall not be offset or reduced by any amounts paid or determined to be payable by the Employer to said Employee or to his or her dependents under this Plan.
13. AMENDMENT OR TERMINATION OF PLAN
     (a) The Committee may amend, modify or suspend the Plan in any manner that does not (i) reduce any Account balances that have accrued under this Plan, (ii) constitute a forfeiture of any amounts vested under this Plan, or (iii) except as permitted by Treasury Regulation §1.409A-3(j)(ix)(A), accelerate the time and form of a payment under the Plan.
     (b) Notwithstanding the foregoing, the Company may terminate the Plan within 30 days preceding or 12 months following a change in control event (as defined in Section 409A) provided that all plans and other arrangements that are treated as a single plan with this Plan for purposes of Section 409A are terminated and liquidated with respect to each Employee that experienced the change of control event and all amounts deferred under such terminated plans and arrangements are paid to the affected Employees within 12 months of the date the Company takes all necessary action to terminate such plans and programs.
     (c) In addition, the Company may terminate the Plan at any time, provided that (i) all other programs that would be aggregated with this Plan, if the Employee under this Plan also had deferrals under such other programs, are terminated and liquidated, (ii) no payments are made within 12 months of such termination except payments that would be made if the Plan were not terminated, (iii) all payments are made within 24 months of the date all action to irrevocably terminate and liquidate the Plan are taken, (iv) the termination does not occur proximate to a downturn in the financial health of the Company, and (v) the Company does not adopt a new plan that would be aggregated with any terminated plan if the same Employee participated in both within three years following the date the Company takes all action to irrevocably terminate the Plan.
     (d) In modifying, suspending or terminating the Plan, or in taking any other action with respect to the implementation, operation, maintenance or administration of the Plan, the Committee may act by a resolution of the Committee.
14. ADMINISTRATIVE PROCEDURES AND DISPUTE RESOLUTION
     14.1 Administrative Authority
          The Plan Administrator shall have discretionary authority to perform all functions necessary or appropriate to the operation of the Plan, including without limitation authority to (a) construe and interpret the provisions of the Plan document and any related instrument and determine any question arising under the Plan document or related instrument, or in connection with the administration or operation thereof; (b) determine in its sole discretion all facts and relevant considerations affecting the eligibility of any Employee or Director to be or become a Participant; (c) decide eligibility for, and the amount of, benefits for any Participant or Beneficiary; (d) authorize and direct all disbursements under the Plan; and (e) employ and engage such persons, counsel and agents and to obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provisions of the Plan. The Company shall be the “administrator” as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code.
     14.2 Expenses
          All reasonable expenses that are necessary to operate and administer the Plan shall be paid directly by the Employers. Such costs shall include fees or expenses arising from the retention of any attorneys, accountants, actuaries, consultants or recordkeepers required by the Plan Administrator to discharge its duties under the Plan. Nothing herein shall require the Employers to pay or reimburse any person for any cost, liability, loss, fee or expense incurred by such person in any dispute with the Employers; nor may any person reimburse himself, herself or itself from any Plan contributions or from the principal or income of investment or funding vehicle for the Plan for any such cost, liability, loss, fee or expense.
     14.3 Insurance
          The Employers may, but need not, obtain liability insurance to protect its directors, officers, employees or representatives against loss in the discharge of their responsibility in the operation of the Plan.
     14.4 Claims Procedure
          (a) A claim for benefits shall be considered filed only when actually received by the Plan Administrator.
          (b) Any time a claim for benefits is wholly or partially denied, the Participant or Beneficiary (hereinafter “Claimant”) shall be given written notice of such denial within 30 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 30-day period. The extension shall expire within 60 days after the claim is filed. Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

     14.5 Appeal Procedures
          (a) Any person who has had a claim for benefits denied by the Plan Administrator, or is otherwise adversely affected by the action or inaction of the Plan Administrator, shall have the right to request review by the Plan Administrator. Such request must be in writing, and must be received by the Plan Administrator within 60 days after such person receives notice of the Plan Administrator’s action. If written request for review is not made within such 60-day period, the Claimant shall forfeit his or her right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.
          (b) The Plan Administrator shall then review the claim. The Plan Administrator may issue a written decision reaffirming, modifying or setting aside its former action within 30 days after receipt of the written request for review, or 60 days if special circumstances require an extension. The Claimant shall be notified in writing of any such extension within 30 days following the request for review. An original or copy of the decision shall be furnished to the Claimant. The decision shall set forth the reasons and pertinent plan provisions or relevant laws on which the decision rests. The decision shall be final and binding upon the Claimant and the Plan Administrator and all other persons having or claiming to have an interest in the Plan or in any Account established under the Plan.
     14.6 Arbitration
          (a) Any Participant’s or Beneficiary’s claim remaining unresolved after exhaustion of the procedures in Section 14.4 and 14.5 (and to the extent permitted by law any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration at the Employer’s principal place of business at the time of the arbitration, in accordance with the Employment Claims Rules of the American Arbitration Association. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne equally by the parties.
          (b) Except as otherwise specifically provided in this Plan, the provisions of this Section 14.6 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator who hears or decides any claim under the Plan shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim that is subject to arbitration pursuant to this Section 15.6. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.
          (c) The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, no Participant or Beneficiary or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding all relevant statutes of limitation shall apply. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.
     14.7 Notices
          Any notice from the Plan Administrator to an Employee, Participant or Beneficiary regarding this Plan may be addressed to the last known residence of said person as indicated in the records of the Company. Any notice to, or any service of process upon, the Company or the Plan Administrator with respect to this Plan may addressed as follows:
PLAN ADMINISTRATOR
Amended and Restated Range Resources Corporation
2004 Deferred Compensation Plan for
Directors and Select Employees
Range Resources Corporation
100 Throckmorton St., Suite 1200
Fort Worth, TX 76102
     14.8 Indemnification
          To the extent permitted by law, the Employers shall, and hereby do, indemnify and hold harmless any director, officer or employee of the Employers who is or may be deemed to be responsible for the operation of the Plan, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from a duty, act, omission or decision with respect to the Plan, so long as such duty, act, omission or decision does not involve gross negligence or willful misconduct on the part of such director, officer or employee. Any individual so indemnified shall, within 10 days after receipt of notice of any action, suit or proceeding, notify the Company and offer in writing to the Company the opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding, and the Company shall have the right, but not the obligation, to conduct the defense in any such action, suit or proceeding. An individual’s failure to give the Company such notice and opportunity shall relieve the Company of any liability to said individual under this Section 14.8. The Company may satisfy its obligations under this provision (in whole or in part) by the purchase of insurance. Any payment by an insurance carrier to or on behalf of such individual shall, to the extent of such payment, discharge any obligation of the Company to the individual under this indemnification.
15. MISCELLANEOUS
     15.1 Alternative Acts and Times
          If it becomes impossible or burdensome for the Employers or the Plan Administrator to perform a specific act at a specific time required by this Plan, the Employers or Plan Administrator may perform such alternative act which most nearly carries out the intent and purpose of this Plan and may perform such required or alternative act at a time as close as administratively feasible to the time specified in this Plan for such performance. Nothing in the preceding sentence shall allow the Employers or Plan Administrator to accelerate or defer any payments to Participants under this Plan, except as otherwise expressly permitted herein.
     15.2 Masculine and Feminine, Singular and Plural
          Whenever used herein, pronouns shall include both genders, and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.
     15.3 Governing Law and Severability
          This Plan shall be construed in accordance with the laws of the State of Texas (exclusive of its rules regarding conflicts of law) to the extent that such laws are not preempted by ERISA or other federal laws. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan that shall be construed as if said illegal or invalid provision had never been included.
     15.4 Facility of Payment
          If the Plan Administrator, in its sole discretion, determines that any Employee, Participant or Beneficiary by reason of infirmity, minority or other disability, is physically, mentally or legally incapable of giving a valid receipt for any payment due him or her or is incapable of handling his or her own affairs and if the Plan Administrator is not aware of any legal representative appointed on his or her behalf, then the Plan Administrator, in its sole discretion, may direct (a) payment to or for the benefit of the Employee, Participant or Beneficiary; (b) payment to any person or institution maintaining custody of the Employee, Participant or Beneficiary; or (c) payment to any other person selected by the Plan Administrator to receive, manage and disburse such payment for the benefit of the Employee, Participant or Beneficiary. The receipt by any such person of any such payment shall be a complete acquittance therefor; and any such payment, to the extent thereof, shall discharge the liability of the Employer, the Plan Administrator, and the Plan for any amounts owed to the Employee,

Participant or Beneficiary hereunder. In the event of any controversy or uncertainty regarding who should receive or whom the Plan Administrator should select to receive any payment under this Plan, the Plan Administrator may seek instruction from a court of proper jurisdiction or may place the payment (or entire Account) into such court with final distribution to be determined by such court.
     15.5 Correction of Errors
          Any crediting of Compensation or interest accruals to the Account of any Employee, Participant or Beneficiary under a mistake of fact or law shall be returned to the Employer. If an Employee, Participant or Beneficiary in an application for a benefit or in response to any request by the Employer or the Plan Administrator for information, makes any erroneous statement, omits any material fact, or fails to correct any information previously furnished incorrectly to the Employer or the Plan Administrator, or if the Plan Administrator makes an error in determining the amount payable to an Employee, Participant or Beneficiary, the Employer or the Plan Administrator may correct its error and adjust any payment on the basis of correct facts. The amount of any overpayment or underpayment may be deducted from or added to the next succeeding payments, as directed by the Plan Administrator. The Plan Administrator and the Employer reserve the right to maintain any action, suit or proceeding to recover any amounts improperly or incorrectly paid to any person under the Plan or in settlement of a claim or satisfaction of a judgment involving the Plan.
     15.6 Missing Persons
          In the event a distribution of part or all of an Account is required to be made from the Plan to an Employee, Participant or Beneficiary, and such person cannot be located, the relevant portion of the Account shall be forfeited. If the affected Employee, Participant or Beneficiary later contacts the Employer, his or her forfeited portion of the Account shall be reinstated (without adjustment for any interim investment earnings or losses) and distributed as soon as administratively feasible. Prior to forfeiting any Account, the Employer shall attempt to contact the Employee, Participant or Beneficiary by return receipt mail (or other carrier) at his or her last known address according to the Employer’s records, and, where practical, by letter-forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Plan Administrator deems appropriate.
     15.7 Status of Participants
          In accordance with Revenue Procedure 92-65 Section 3.01(d), this Plan hereby provides:
          (a) Employees and Participants under this Plan shall have the status of general unsecured creditors of the Employer;
          (b) This Plan constitutes a mere promise by the Employer to make benefit payments in the future;

          (c) Any trust to which this Plan refers (i.e. any trust created by the Employer and any assets held by the trust to assist the Employer in meeting its obligations under the Plan) shall conform to the terms of the model trust described in Revenue Procedure 92-64 and shall not violate any provision of Code Section 409A; and
          (d) It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
     15.8 Compliance with 409A
          This Plan is intended to comply in form with Section 409A of the Code. Any provision of Section 409A that is required to be in the Plan is hereby incorporated by reference and if any provision herein is in conflict with Section 409A, the terms of Section 409A shall govern.

     IN WITNESS WHEREOF, the Company has executed this Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees this December 4, 2008, effective for all purposes as of the Effective Date.

RANGE RESOURCES CORPORATION

By:	/s/ Roger S. Manny

Name:	Roger S. Manny

Title:	Executive Vice President